Exhibit 10.10
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2
PATENT ASSIGNMENT AGREEMENT
     This Patent Assignment Agreement (“Agreement”) is made as of June 10, 2009 by Henry H. Ji, an individual (“Assignor”), to Sorrento Therapeutics, Inc., a California corporation having a place of business at 10054 Mesa Ridge Court, Suite 122, San Diego, CA 92121 (“Assignee”).
     WHEREAS Assignor owns the patent(s) (“Patents”) and patent applications (“Patent Applications”) set forth in Exhibit A hereto; and
     WHEREAS Assignee desires to acquire Assignor’s entire right, title and interest in and to the Patents, Patent Applications, and the Future Patents (as hereinafter defined);
     NOW, THEREFORE, in consideration of mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Assignment of Patents and Patent Applications. Assignor hereby irrevocably and unconditionally grants, conveys, transfers, and assigns to Assignee for the sum of [...***...] payable in cash and, upon presentment of invoices, reimbursement of fees and costs associated with the filing, prosecution and maintenance of the Patents (defined below), up to a maximum amount of [...***...], all of Assignor’s right, title and interest in and to the Patents, the Patent Applications, the inventions disclosed therein, and all future patents that may issue from Patent Applications throughout the world, and all foreign counterparts, divisionals, continuations in whole or in part, reexaminations, reissues, substitutions or extensions of any of the preceding (collectively “Future Patents”), and the right to claim priority to any of the preceding, the same to be held by Assignee for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns and other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Agreement had not been made; together with all claims for damages by reason of past, present and future infringements of the Patent Applications, Patents and Future Patents and the right to sue for and collect such damages, as permitted under the applicable laws for any jurisdiction or country in which such claims may be asserted (provided, however, that the foregoing does not require Assignor to pay to Assignee any revenues or damages previously recovered or to be recovered pursuant to contracts previously concluded by Assignor, nor does it amend any other written agreements between Assignor and Assignee with respect thereto), for the use and benefit of Assignee and its successors, assigns and other legal representatives.
     2. Issuance of Future Patents. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any officer of any country or countries foreign to the United States, whose duty it is to issue patents or other evidence or forms of intellectual property protection or applications as aforesaid, to issue the Future Patents to Assignee
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and its successors, assigns and other legal representatives in accordance with the terms of this instrument.
     3. Assistance. Assignor shall not execute any writing or do any act whatsoever conflicting with the terms and conditions of this Agreement, and Assignor agrees to perform, without charge to Assignee (except as otherwise permitted herein), all acts deemed necessary or desirable by Assignee to permit and assist Assignee in perfecting and enforcing the full benefits, enjoyment, rights, title and interest throughout the world in all Patents, Patent Applications and Future Patents, and the intellectual property rights therein assigned to Assignee hereunder. Such acts may include execution of documents, including any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith reasonably necessary to perfect such benefits, enjoyment, rights, title and interest in Assignee, assistance and cooperation in the registration and enforcement of applicable intellectual property rights or other legal proceedings, including providing documents and materials in the possession or control of Assignor, testifying in any legal proceedings, signing lawful papers and making all lawful oaths at Assignee’s expense, and generally doing everything possible to aid Assignee in obtaining and enforcing proper protection for applicable intellectual property rights, it being understood that the foregoing covenants and agreements shall bind and inure to the benefit of the assigns and legal representatives of Assignor and Assignee.
     4. Power of Attorney. If Assignee is unable, for any reason, to obtain the assistance of Assignor as set forth in Section 3 above, Assignor hereby designates and appoints Assignee as Assignor’s agent and attorney-in-fact, with full power of substitution in Assignor’s name and stead, to act for and on behalf of Assignor to take any and all steps, including proceedings at law, in equity or otherwise, to execute, acknowledge, verify, file and deliver any and all instruments and assurances and to perform all other lawfully permitted acts necessary or expedient in order to vest or perfect the aforesaid rights and causes of action more effectively in Assignee or to protect the same or to enforce any claim or right of any kind with respect thereto with the same legal force and effect as if executed by Assignor. Assignor hereby declares that the foregoing power is coupled with an interest and as such is irrevocable.
     5. Delivery. Within 10 days after execution of this Agreement, Assignor shall deliver to Assignee, for each Patent, Patent Application and Future Patent, copies of (i) the prosecution files and all additional documents and materials relating to prosecution and, if applicable, maintenance; (ii) all documents and materials relating to the inventions disclosed therein (including laboratory notebooks and invention disclosure forms); and (iii) a docket listing all actions required for the first ninety (90) days following execution of this Agreement. If the documentation of the Patents, Patent Applications and all related intellectual property is currently being handled by a law firm, then Assignor shall notify such law firm in writing of the assignment and transfer to Assignee contemplated hereby.
     6. Representations and Warranties. Assignor represents and warrants that: (i) Assignor has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements to which Assignor is a party or any judgment, order, or decree by which Assignor is bound; and (ii) Assignor is the sole and exclusive owner of all right, title, and interest in and to the Patents, Patent Applications and Future Patents, free and clear of any security interest, option, lien, license, or encumbrance of any nature.
     8. General.
          A. Notice. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either party under this Agreement must be in writing and will be deemed properly delivered, given, and received (i) when delivered by hand, or (ii) two (2) business days after delivered by courier or express delivery service to the address set forth beneath the name of such party below (or to such other address or to a facsimile number as such party may have specified in a written notice to the other party):

If to Assignor, to:	If to Assignee, to:

Henry H. Ji	Sorrento Therapeutics, Inc.
10054 Mesa Ridge Court, Suite 122
San Diego, CA 92121
Attn: Chief Executive Officer
          B. Governing Law. This Agreement will be construed in accordance with and governed in all respects by the laws of the State of California without reference to principles of conflict of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in San Diego County, California or any federal court located in the Southern District of California. Each party expressly and irrevocably consents and submits to the jurisdiction of each such state and federal courts (and each appellate courts thereof).
          C. Remedies. The rights and remedies of the parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.
          D. Waiver. All waivers must be in writing and signed by an authorized representative of the party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
          E. Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

          F. Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the parties except that of independent contractors.
          G. Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.
          H. Entire Agreement. This Agreement, including the Exhibit A, sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both parties.
          I. Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Assignor:		Assignee:

Henry H. Ji		Sorrento Therapeutics, Inc.

Signature:	/s/ Henry H. Ji	By:	/s/ Antonius Schuh

Name: Antonius Schuh, Chief Executive Officer
[SIGNATURE PAGE TO PATENT ASSIGNMENT AGREEMENT]

Exhibit A

Patent/Application No.	Title	Filing Date
United States Patent No. 7,405,062	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	November 13, 2003

United States Patent Application No. 12/124,048	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	May 20, 2008

PCT Application No. PCT/US02/15125	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	May 14, 2002

United States Provisional Application No: 60/290,907	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	May 14, 2001

European Patent Application No. 02736798.6	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	December 12, 2003

Canadian Patent Application No. 2450217	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	December 12, 2003

Australian Patent Application No. 2002309777	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	December 12, 2003

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